                                                                     Exhibit 2.1
                                                                     -----------


                            STOCK PURCHASE AGREEMENT
                            ------------------------



         Stock Purchase Agreement dated as of May 22, 1996, by and among Valley City Steel Company, Shiloh Industries, Inc., and Shiloh Corporation, and Bettis Corporation.

                            STOCK PURCHASE AGREEMENT

                                Table of Contents
                                -----------------

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                                                                                                    Page No.
                                                                                                    --------

RECITALS:..............................................................................................  1

ARTICLE I - SALE OF SHARES.............................................................................  1
         Section 1.   Sale of Stock....................................................................  1
         Section 1.2  Purchase Price...................................................................  2

ARTICLE II - CLOSING...................................................................................  2
         Section  2.1  Closing.........................................................................  2

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER AND
        PARENT.........................................................................................  2
         3.1.  Organization............................................................................  2
         3.2.  Authorization of Agreement..............................................................  3
         3.3.  Valid and Binding Agreement.............................................................  3
         3.4.  Ownership of the Company and Subsidiaries...............................................  3
         3.5.  Financial Statements....................................................................  4
         3.6.  No Undisclosed Liabilities..............................................................  5
         3.7.  Tax Matters.............................................................................  5
         3.8.  Title to Properties; Absence of Liens and
               Encumbrances, Etc.......................................................................  6
         3.9.  Compliance with Law.....................................................................  8
         3.10. Certain Schedules.......................................................................  9
         3.11. Insurance............................................................................... 11
         3.12. Employee Benefits....................................................................... 12
         3.13. Environmental Matters................................................................... 15
         3.14. Absence of Certain Changes, Events or Conditions........................................ 18
         3.15. Litigation.............................................................................. 20
         3.16. Relations with Principal Customers...................................................... 20
         3.17. Relations with Principal Suppliers...................................................... 20
         3.18. Consents, etc........................................................................... 20
         3.19. No Legal Obstacle to Agreement.......................................................... 21
         3.20. Patents and Trade Names................................................................. 22
         3.21. No Infringement......................................................................... 23
         3.22. Inventories; Work in Progress; Raw Materials
               and Consumables......................................................................... 23
         3.23. Accounts Receivable..................................................................... 23
         3.24. Indebtedness to and from Affiliates and Others.......................................... 24
         3.25. Labor Matters........................................................................... 24
         3.26. Absence of Untrue or Misleading Statements.............................................. 24
         3.27. Absence of Illegal Payments............................................................. 25

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER................................................... 25
         4.1.  Organization............................................................................ 25
         4.2.  Authorization of Agreement.............................................................. 26
         4.3.  Valid and Binding Agreement............................................................. 26
         4.4.  No Legal Obstacle to Agreement.......................................................... 26
         4.5.  No Legal Proceedings.................................................................... 26

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
         4.6.  Securities Act Status of Buyer.......................................................... 26
         4.7.  WARN Act................................................................................ 27

ARTICLE V - COVENANTS OF SELLER AND PARENT............................................................. 27
         5.1.  Conduct of Business of the Company Prior to the
               Closing Date............................................................................ 27
         5.2.  Information............................................................................. 31
         5.3.  Notification............................................................................ 32
         5.4.  Approvals: Conditions................................................................... 32
         5.5.  Covenant Not to Compete................................................................. 32

ARTICLE VI - CONDITIONS TO BUYER'S OBLIGATIONS......................................................... 32
         6.1.  Representations, Warranties and Covenants............................................... 32
         6.2.  Opinion of Counsel of Seller............................................................ 33
         6.3.  No Adverse Proceedings or Events........................................................ 33
         6.4.  Consents, etc........................................................................... 33
         6.5.  Update of Disclosure Schedules.......................................................... 34
         6.6.  HSR Filing.............................................................................. 34
         6.7.  Resignations............................................................................ 34
         6.8.  Covenant Not to Compete................................................................. 34

ARTICLE VII - CONDITIONS TO SELLER'S AND PARENT'S
        OBLIGATIONS.................................................................................... 34
         7.1.  Representations, Warranties, and Covenants.............................................. 34
         7.2.  Opinion of Counsel...................................................................... 35
         7.3.  No Adverse Proceedings.................................................................. 35
         7.4.  Consents, etc........................................................................... 35
         7.5.  HSR Filing.............................................................................. 35
         7.6.  Payment of Purchase Price............................................................... 35

ARTICLE VIII - TAX MATTERS............................................................................. 35
         8.1.  Preparation and Filing of Tax Returns................................................... 35
         8.3.  Access to Information................................................................... 36
         8.4.  Seller and Parent Indemnifications...................................................... 37
         8.5.  Buyer Indemnifications.................................................................. 38
         8.6.  Indemnification Procedures.............................................................. 38
         8.7.  Definitions............................................................................. 40
         8.8.  Survival................................................................................ 41
         8.9.  Conflict................................................................................ 41
         8.10. Limitation of Indemnification for Pre-May 21,
               1992 Taxes.............................................................................. 41

ARTICLE IX (Section 9) - TERMINATION AND CONFIDENTIALITY............................................... 42
         9.1.  Termination............................................................................. 42
         9.2.  Effect of Termination................................................................... 42
         9.3.  Confidentiality......................................................................... 42

ARTICLE X - INDEMNIFICATION............................................................................ 43
         10.1. Indemnification by the Seller and Parent................................................ 43
         10.2. Notice and Defense...................................................................... 45
         10.3. Contribution............................................................................ 46
         10.4. Indemnification by Buyer................................................................ 46
         10.5. Indemnification Reports................................................................. 48

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
11.  Miscellaneous..................................................................................... 48
         11.1.  Survival............................................................................... 48
         11.2.  Amendments............................................................................. 49
         11.3.  Notices................................................................................ 49
         11.4.  Brokers' Commission.................................................................... 50
         11.5.  General Provisions..................................................................... 50
         11.6.  Entire Agreement....................................................................... 50
         11.7.  Applicable Law and Jurisdiction........................................................ 51
         11.8.  No Party Deemed Drafter................................................................ 51
         11.9.  Public Statements...................................................................... 51
         11.10. Further Actions........................................................................ 51
         11.11. Severability........................................................................... 51
         11.12. Time of the Essence.................................................................... 52
         11.13. HSR Filing and Fees.................................................................... 52
         11.14. Execution in Counterparts.............................................................. 52

ARTICLE XII - EMPLOYEE BENEFIT MATTERS................................................................. 52
         12.1.  Employee Matters....................................................................... 52
         12.2.  Employment of Employees................................................................ 52
         12.3.  Benefits............................................................................... 53
         12.4.  Indemnity Regarding 401(k) Plan and
                   Pension Plan........................................................................ 56


                            STOCK PURCHASE AGREEMENT
                            ------------------------



                  This Stock Purchase Agreement (this "Agreement") dated as of the 22nd day of May, 1996, is by and among Valley City Steel Company, an Ohio corporation ("Seller"), Shiloh Industries, Inc., a Delaware corporation, and Shiloh Corporation, an Ohio corporation, the shareholders of Seller (Shiloh Industries, Inc. and Shiloh Corporation hereinafter collectively referred to as "Parent"), and Bettis Corporation, a Delaware corporation ("Buyer").

                                    RECITALS:

                  WHEREAS, Seller owns 1,000 shares (the "Shares") of Common Stock, without par value (the "Common Stock"), of Shafer Valve Company, an Ohio corporation (the "Company"), constituting all of the issued and outstanding shares of capital stock of the Company; and

                  WHEREAS, Seller desires to sell, transfer and convey all of the Shares to Buyer and Buyer desires to purchase the Shares, all on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration for the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                           ARTICLE I - SALE OF SHARES

                  SECTION 1. SALE OF STOCK. At the Closing (as defined in
Section 2.1), subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's interest in and to the Shares, in exchange for receipt of the consideration payable for the Shares. The Shares shall be evidenced by delivery of certificates endorsed in blank or otherwise in transferable form satisfactory to counsel for Buyer.

                  SECTION 1.2 PURCHASE PRICE. At Closing, subject to the terms and conditions of this Agreement, Buyer shall deliver to Seller the sum of Thirteen Million Two Hundred Thousand Dollars ($13,200,000.00) (the "Purchase Price"), payable by wire transfer in immediately available funds into an account designated to Seller at least two days prior to Closing.

                              ARTICLE II - CLOSING

                  SECTION 2.1 CLOSING. The Closing of the transactions provided herein (the "Closing") shall take place on a mutually determined date, such date to be as soon as practical after satisfaction of the conditions contained in
Article VI and VII hereof (the "Closing Date"). The Closing shall take place at the offices of Wegman, Hessler, Vanderburg & O'Toole, legal counsel for the Seller, and shall be effective as of the close of business on the Closing Date.

        ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

                  Seller and Parent, jointly and severally, hereby represent and warrant to Buyer as follows:

                  3.1. ORGANIZATION. The Company, and its wholly owned subsidiaries, Shafer Valve Company of Houston ("Houston"), Shafer Valve Company de Mexico S.A. de C.V. ("Mexico") and Shafer Valve International, Inc. ("International") (Houston, Mexico and International sometimes hereinafter collectively referred to as the "Subsidiaries") are corporations duly organized, validly existing, and in good standing under the laws of the State of Ohio, the State of Texas, the Country of Mexico and the U.S. Virgin Islands respectively, have full corporate power and authority to own all of their property and assets and to carry on their business as it is now being conducted, and are duly qualified to do business and are in good standing in all jurisdictions where the ownership or leasing of property by them or the conduct of their business requires them to be so qualified except where the failure to so qualify or to be in good standing would not have a material adverse effect on the results of operations or businesses of the Company or the Subsidiaries. The Company and Subsidiaries have delivered to Buyer true, complete, and correct copies of (i) the Articles of Incorporation or other constituent documents, of the Company and the Subsidiaries, as amended to date, and (ii) the Code of Regulations or By-Laws of the Company and the Subsidiaries, as amended to date (collectively the Company's and Subsidiaries' "Governing Documents"). Except for the Subsidiaries, and except as set forth on Schedule 3.1, the Company does not own any capital stock, securities or other interests of any corporation, partnership, joint venture or other entity.

                  3.2. AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by the Seller, Parent, the Company and the Subsidiaries and all corporate action by the Seller, Parent, the Company and the Subsidiaries necessary for the authorization and consummation of the transactions contemplated hereby has been taken.

                  3.3. VALID AND BINDING AGREEMENT. This Agreement has been validly executed and delivered by and constitutes a valid and binding obligation of the Seller and Parent enforceable against them in accordance with its terms.

                  3.4. OWNERSHIP OF THE COMPANY AND SUBSIDIARIES. Seller owns 1,000 shares of the Company's common stock, constituting all of the issued and outstanding shares of capital stock of the Company. The Shares have been duly and validly issued and are fully paid, and none of such Shares were issued in violation of the preemptive rights of any shareholder of the Company or in violation of any applicable securities laws. Upon the sale of the Shares at the Closing, Buyer shall have obtained good and marketable title to such Shares, free and clear of any pledges, liens, mortgages, adverse claims, security interests, restrictions or encumbrances of any kind, whether accrued, absolute, contingent or otherwise, with no defects of title whatsoever. There are no existing warrants, options, rights of first refusal, conversion rights, calls or commitments of any character pursuant to which the Company is or may become obligated to issue any shares or any other securities. The Company does not have a commitment or obligation to repurchase, reacquire or redeem any of the outstanding shares of the Company or the securities of any other corporation. The Company owns 100% of the issued and outstanding shares of capital stock of both Houston and International. The Company and Houston own all the issued and outstanding shares of capital stock of Mexico. None of the Subsidiaries have any existing warrants, options, rights of first refusal, conversion rights, calls or commitments of any character pursuant to which any Subsidiary is or may become obligated to issue any shares of common stock or other securities.

                  3.5. FINANCIAL STATEMENTS. Seller has delivered to Buyer copies of the Company's consolidated financial statements for the fiscal year ended October 31, 1995 and the six months ended April 30, 1996 (the "Financial Statements"). Said Financial Statements have not been audited. The Financial Statements have been prepared in accordance with generally accepted accounting principles as applied by the Company for reporting to Parent, on a consistent basis throughout the periods covered thereby and present fairly the financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.

                  3.6. NO UNDISCLOSED LIABILITIES. Since May 21, 1992, and to the best knowledge of Seller and Parent prior to May 21, 1992, except as and to the extent reflected or reserved against in the balance sheet for the six month period ended April 30, 1996 (the "Balance Sheet"), the Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise), including without limitation, any liabilities resulting from failure to comply with any law or arising out of transactions entered into, or any state of facts existing, prior thereto, other than those liabilities and obligations incurred in the ordinary course of business. The assets of the Company set forth on Schedule 3.6 include all of the assets and properties necessary for or used in the conduct of the Company's business in the manner in which such business currently is being conducted.

                  3.7. TAX MATTERS. Since May 21, 1992, and to the knowledge of Seller and Parent for all periods prior to May 21, 1992, (i) The Company and each of its Subsidiaries have filed all tax returns and reports ("Tax Returns") required to be filed by them with any tax authority regarding Taxes as hereinafter defined (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes required to be paid by them in respect of the periods covered by such Tax Returns, whether or not shown on such returns have been paid, and the Company and its Subsidiaries have no liability for such taxes in excess of the amounts so paid (iv) all required withholding Taxes imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any Taxes. Except as set forth in Schedule 3.7, the Company and its Subsidiaries are not delinquent in the payment of any tax, assessment, or governmental charge, (ii) there is no claim against the Company or any Subsidiary for any

Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company or any Subsidiary, and (iii) except as set forth on Schedule 3.7 there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any Subsidiary or any waiver or agreement for any extension of time for the assessment or payment of any Taxes of or with respect to the Company or any Subsidiary. Since Seller's acquisition of the Company on May 21, 1992, the Company has been included in the consolidated federal income tax returns of the controlled group of which the Seller is a part, and such consolidated federal income tax returns have not been audited by the Internal Revenue Service, and no audit is pending. As used herein, the term "Taxes" includes all governmental taxes and related governmental charges imposed by the laws and regulations of any governmental jurisdiction. As to Taxes of the Seller for periods prior to May 21, 1992, see
Section 8.10.

                  3.8. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES, ETC.

                  (a) Except as set forth on Schedule 3.8, (a)(i) and (ii), the Company has good and marketable title to all of its properties and assets, real and personal, reflected in the Balance Sheet (except for properties or assets disposed of in the ordinary course of business since the date of the Balance Sheet), (all such properties and assets whether real or personal referred to herein as the "Properties") in each case free and clear of all pledges, liens, mortgages, adverse claims, security interests, restrictions and encumbrances, of any kind, whether contingent or absolute, except liens for current taxes not yet due and payable, statutory exceptions to indefeasibility of title, or as described on Schedule 3.8. Neither the Seller nor Parent has any knowledge of any threatened or pending condemnation of or expropriation proceeding, with respect to the Properties by any governmental authority, or any other proposed action by any governmental authority or by any other person or entity, which condemnation or action would adversely affect the Company's use and enjoyment of the Properties. The current use of the Properties by the Company, all means of ingress and egress to the improvements thereon, and the location of all improvements thereon complies in all respects with all current applicable laws, zoning, building and other bylaws, regulations, ordinances and all other requirements of governmental bodies, their agencies and all other regulatory authorities having jurisdiction with respect thereto. There are no easements, subdivision agreements, rights-of-way or liens of any nature binding the Properties or the improvements thereon, or any part thereof, excepting those which in no material way interfere with the existing uses of the Properties. The boundaries of the Properties do not conflict with those of the adjoining properties, and there are no encroachments onto or from adjoining properties or streets. Except as set forth on Schedule 3.13, no urea formaldehyde foam insulation or asbestos materials have been used in the construction, renovation or alteration of any of the improvements on the Properties. No notice has been received from any municipal, or other authority or other agency having jurisdiction, advising of any defect in the state of repair, malfunction or nonperformance of or for any alteration or improvement to the Properties or any improvement thereon or any part thereof, except where such deficiency has been rectified. Except as provided on Schedule 3.8(a)(iii), the improvements upon the Properties are in a state of good repair and in good working order and free from all material defects in workmanship and materials.

                  (b) Except as set forth on Schedule 3.8 (b)(i), the assets owned by the Company as of the date of the Financial Statements and as of the date hereof constitute all of the material tangible property and assets (real, personal and fixed) used in or necessary to conduct the business operations of the Company as conducted prior to the date of this Agreement and necessary to enable the Company to carry on such business as presently conducted. Except as set forth on Schedule 3.8 (b)(ii), the Company does not own or lease any property or asset (x) which is not used in its business and is used by any other person or (y) which is used in its business but use of which is made available to other persons for matters unrelated to the business of the Company.

                  3.9. COMPLIANCE WITH LAW. To the best knowledge of Seller and Parent, the respective businesses, properties, plant, and offices of the Company and Subsidiaries are in compliance with all applicable foreign and domestic, federal, state, and local laws, statutes, ordinances, codes, rules, regulations, licenses, authorizations, decisions, orders, injunctions and decrees, including, but not limited to, those legal requirements relating to zoning, city planning, fire safety, environmental protection, and similar matters (collectively, "Laws"). All permits, licenses, franchises, registrations, consents, and other authorizations necessary for the conduct of the businesses of the Company and its Subsidiaries (collectively, "Permits") have been timely obtained and are currently in effect. The Company and its Subsidiaries are in compliance with all terms or provisions of all applicable Permits.

                  3.10. CERTAIN SCHEDULES. There have been delivered to Buyer true and complete copies of the following schedules or contracts:

                  (i) a schedule showing the address and approximate size of all buildings and facilities, leased, occupied or used by the Company;

                  (ii) copies of all written contracts for amounts in excess of $5,000 to perform services or for the purchase, sale, lease or exchange of personal property to which the Company is a party involving receipts by the Company or payments by the Company other than purchase orders or sales contracts entered into in the ordinary course of business;

                  (iii) except for open purchase orders, copies of all other currently effective written contracts, leases, agreements and other instruments to which the Company is a party or is bound (other than insurance policies), together with a schedule listing such agreements, and all oral agreements involving payments in excess of $5,000 per annum to which the Company is a party; provided, however, there shall separately be itemized and copies provided of all indebtedness of which the Company is an obligor, maker or guarantor;

                  (iv) a schedule of (a) each automobile, truck and other piece of automotive equipment owned or leased by the Company and its location, and (b) all liens, security interests, and encumbrances, of any kind (other than statutory liens not yet delinquent) to which the properties described in (a) of this Section 3.10(iv) are subject (including copies of all instruments representing such liens, security interests, and encumbrances, of any kind);

                  (v) a schedule, as of April 30, 1996, of the trade and accounts receivable of the Company showing separately for each receivable its age denominated as "0-30 days," "30-60 days," "60-90 days" and "older than 90 days;"

                  (vi) in addition to the persons identified on Schedule 12.2, a list, as of April 30, 1996, of the name, address and salary, as well as the title or functional position, of each current director and officer of the Company and each other current employee, consultant, distributor, representative, salesman or agent employed by or under contract with the Company, together with copies of all currently effective agreements or arrangements with regard to the payment of compensation, profit-sharing, pension, vacation, retirement or other compensation benefits to officers, employees, former officers or former employees of the Company;

                  (vii) a schedule which sets forth (a) the name of each bank, trust company, stock and other broker with which the Company has an account, credit line, or safe deposit box or vault, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, and (d) the names of all persons authorized by proxies, powers of attorney or like instruments to act on behalf of the Company in matters concerning any of its business or affairs;

                  (viii) copies of the form of all express product warranties with respect to goods sold or services performed by the Company in the
         (2) years prior to the date hereof;

                  (ix) copies of all pleadings or other documents relating to pending litigation or known claims against the Company;

                  (x) copies of all employee benefit plans (including profit sharing, health, life or other insurance plan, etc.) or other contractual obligation for deferred compensation of the Company (including any plan described in Section 3.12);

                  (xi) copies of all currently effective contracts containing covenants limiting the freedom of the Company to compete in any line of business or with any person in any geographical area;

                  (xii) copies of all currently effective contracts or options relating to the acquisition by the Company of any operating business; and

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

                  (xiii) copies of all currently effective contracts or arrangements requiring the payment by the Company to any person of a commission or fee in excess of $1,000 per annum.

Except as set forth in Schedule 3.10, the Company is not in default, nor but for a requirement that notice be given or that a period of time elapse or both, would be in default, under any contract, agreement, lease or other instrument to which it is a party or by which it or its properties is bound. Except as set forth in Schedule 3.10, all of the Company's contracts, agreements, understandings, franchises, permissions and commitments, whether or not attached as a schedule to this Agreement, are in good standing, valid and effective and the Company has, in the ordinary course of business, paid in full all amounts due thereunder and has satisfied in full all of the liabilities and obligations with respect thereto and the Company is not in default under any of them, nor to the best knowledge of the Seller and Parent, is any other party to such contracts, agreements, understandings, franchises, permissions or commitments in default thereunder. Except as set forth in Schedule 3.10, the Seller and Parent have no reason to believe that any of such other parties is or will be unable to comply with any of such contracts, agreements, understandings, franchises, permissions or commitments. Except as set forth in Schedule 3.10, the Company is not a party to or bound by any contract, agreement, understanding, franchise, permission or commitment which was entered into other than in the ordinary and the usual course of its business.

                  3.11. INSURANCE. All properties and assets of the Company and its Subsidiaries are insured in amounts and against risks usually insured against by persons operating similar businesses. Schedule 3.11 lists all such insurance policies presently maintained by the Company and its Subsidiaries, showing the types of coverage, policy expiration dates, policy numbers, and policy limits as to each such policy. All such policies pursuant to which coverage exists are in full force and effect and have been issued under valid policies for the benefit of the Company or its Subsidiaries by insurance carriers licensed to do business in Ohio and/or Texas. Except as described on Schedule 3.11, there are no pending claims against the Company or its Subsidiaries for personal injuries, products liability, property, or other damage under any insurance policy heretofore or presently issued to the Company or its Subsidiaries. Except as noted in Schedule 3.11, to the best of the knowledge of Seller and Parent, the performance by the Company and its Subsidiaries of their obligations hereunder will not cause the termination or cancellation of any insurance policy.

                  3.12.  EMPLOYEE BENEFITS.

                  (a) DEFINITIONS. Where the following words and phrases appear in this Agreement, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary.

                  (i) PLAN: Each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, those employee benefit plans that may be exempt from some or all of the provisions of ERISA, which is sponsored, maintained, or contributed to by Parent, Seller, or the Company for the benefit of the employees or former employees, of the Company, or has been so sponsored, maintained, or contributed to within six years prior to the Closing Date.

                  (ii) BENEFIT PROGRAM OR AGREEMENT: Each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding, which is not described in Section 3.12(a)(i) and which is sponsored, maintained, or contributed to by Parent, Seller, or the Company for the benefit of the employees or former employees of the Company, or has been so sponsored, maintained, or contributed to within six years prior to the Closing Date.

                  (b) COPIES OF PLANS AND BENEFIT PROGRAMS OR AGREEMENTS.
Schedule 3.12(b) provides a description of each Plan and Benefit Program or agreement, and true, correct, and complete copies of each of such Plans and Benefit Programs or Agreements, and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There have also been furnished to Buyer, with respect to each Plan required to file such report and description, and each Benefit Program or Agreement in which such report and description was filed, the most recent report on Form 5500 and the summary plan descriptions as set forth on Schedule 3.12(b).

                  (c)      EMPLOYEE BENEFIT PLAN COMPLIANCE.

                  (i) Neither Parent, Seller or the Company contributes to or has an obligation to contribute to, nor has Parent, Seller, or the Company at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA;

                  (ii) Except as set forth in this Section 3.12, all obligations, whether arising by operation of law or by contract, required to be performed in connection with the Plans and Benefit Programs or Agreements have been performed, and there have been no defaults or violations by any party to the Plans or Benefit Programs or Agreements;

                  (iii) All reports and disclosures relating to the Plans and Benefit Programs or Agreements required to be filed with or furnished to governmental agencies, participants, or beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in compliance with its governing documents and all applicable law;

                  (iv) Except as set forth on Schedule 3.12(c)(iv), each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, ("Code") (A) satisfied the requirements of such Section, (B) has received a favorable determination letter from the Internal Revenue Service ("IRS") regarding such qualified status and governing amendments required under the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Reconciliation Act of 1993, and the final nondiscrimination regulations under Section 401(a)(4) of the Code (or such amendments to such Plan have been timely made and filed with the IRS for such a determination letter), and (C) has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such qualified status;

                  (v) Except for matters set forth on Schedule 3.12(c)(v), there are no actions, suits, or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                  (vi) All contributions required to be made to the Plans and Benefit Programs or Agreements pursuant to their terms and provisions have been made timely;

                  (vii) As to any Plan subject to Title IV of ERISA, there has been no event or condition which presents a material risk of Plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation ss.2615.3 promulgated by the Pension Benefit Guaranty Corporation ("PBGC") have not been waived) has occurred, no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, no liability to the PBGC has been incurred, and the assets of the Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                  (viii) As to any Plan intended to be qualified under Section 401(a) of the Code, there has been no termination of, partial termination of, or discontinuance of contributions to the Plan within the meaning of Section 411(d)(3) of the Code;

                  (ix) No act, omission, or transaction has occurred that would result in imposition on the Company of (A) breach of fiduciary duty or prohibited transaction liability under Section 409 or Section 502 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i), or (1) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                  (x) Except as set forth in Schedule 3.12(c)(x), there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the IRS, the Department of Labor, or the PBGC;

                  (xi) Each trust, which is part of a Plan and intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such Section and has received a favorable determination letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status; and

                  (xii) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed on Schedule 3.12(b) but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six (6) years prior to the Closing Date, by any corporation, trade, business, or entity under common control with Parent, Seller, or the Company, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of
         Section 302 of ERISA or Section 412 of the Code has been incurred, and
         (D) all contributions (including installments) to such plan required by
         Section 302 of ERISA and Section 412 of the Code have been timely made.

                  (d) NO ADDITIONAL RIGHTS OR OBLIGATIONS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                  (e) NO ADDITIONAL SEVERANCE. Except as set forth on Schedule 3.12(e), the Company is not a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                  (f) NO EXCESS PARACHUTE PAYMENTS. In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Section 280G or Section 4999 of the Code.

                  (g) AMENDMENT OR TERMINATION OF PLANS. Except as set forth in
Schedule 3.12(g), each Plan and Benefit Program or Agreement may be unilaterally amended or terminated in its entirety by the Company or Parent without liability except as to benefits accrued thereunder prior to such amendment or termination.

                  3.13.  ENVIRONMENTAL MATTERS.

                  (a)  Since May 21, 1992 and except as set forth in
Schedule 3.13:

                  (i) each of the Company and its Subsidiaries and their respective businesses, real properties, plant, and offices (including by way of example and not by way of limitation any real estate, building, structures, fixtures, facilities, improvements, interests, privileges, and easements and any appurtenances thereto) owned, operated, leased, or otherwise used (collectively, the "Premises") are and have at all times been in full compliance with all applicable Laws which pertain to health, safety and environment (including but not limited to ground or air or water or noise pollution, contamination, and underground or aboveground tanks) and shall include without limitation, material compliance with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource, Conservation and Recovery Act of 1976, as amended ("RCRA"), and any state lien or state superlien or environmental statutes (collectively, "Environmental Laws");

                  (ii) all Permits required to be obtained or filed by each of the Company and its Subsidiaries under any Environmental Laws in connection with the Company's and its Subsidiaries' Premises, including without limitation those relating to the treatment, storage, disposal or release of a Contaminant (as such term is defined in Section 4.13(b) hereof) into the environment, have been duly obtained or filed, and each of the Company and its Subsidiaries are and have at all time been in compliance with the terms and conditions of all such Permits;

                  (iii) no Contaminants have at any time been improperly stored, treated, recycled disposed or released in any way by the Company or any of its Subsidiaries in, under or about the Premises;

                  (iv) no investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action has at any time been threatened, instituted or completed against or with respect to the Premises in response to the presence of Contaminants;

                  (v) there are no locations offsite of the Premises or on the Premises where Contaminants resulting from the operation or use of the Premises by the Company or any of its Subsidiaries, have been improperly stored, treated, recycled, or disposed and released;

                  (vi) there are no underground storage tanks or dispensing equipment located on, under or about the Premises;

                  (vii) there are no polychlorinated biphenyls or asbestos-containing material located in, under or about the Premises;

                  (viii) there are no past, intermittent or continuing releases or threatened releases of Contaminants into the environment from the Premises or from any other offsite locations where Contaminants resulting from the operation or use of the Company's or any of its Subsidiaries' properties or businesses exist or have existed;

                  (ix) neither the Company nor any of its Subsidiaries has information indicating that any employee (including, but not limited to, any past or present employee of the Company or any of it Subsidiaries) has or is suspected of having impaired health as the result of the operation or use of the Premises by the Company or any of its Subsidiaries;

                  (x) neither the Company nor any of its Subsidiaries has treated, stored or disposed of any hazardous waste (within the meaning of such terms under RCRA or any similar Environmental Law) in, under or about the Premises;

                  (xi) neither the Company nor any of its Subsidiaries has received any notice from any governmental authority or private or public person: (1) requesting information of the Company or such Subsidiaries regarding the presence of Contaminants in, under or about the Premises; (2) requiring the removal by the Company or such Subsidiaries of Contaminants from the Premises; (3) advising the Company or such Subsidiaries that it is in violation or noncompliance with any Environmental Laws; (4) advising the Company or such Subsidiaries of the institution or pendency against it of any suit, action, claim, proceeding or investigation associated with any violation or noncompliance with any Environmental Laws or any presence of Contaminants in, under or about the Premises; or (5) advising the Company or such Subsidiaries that it is a potentially responsible party under CERCLA or any similar Environmental Law; and for response costs with respect to a release or threatened release of Contaminants.

                  (xii) None of the Company's or any of its Subsidiaries' Premises is listed or proposed for listing on the "National Priorities List" under CERCLA, or on the Comprehensive Environmental Response, Compensation, and

         Liability Information System maintained by the U.S. Environmental Protection Agency, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

                  (b) "CONTAMINANTS" DEFINED. The term "Contaminants" means:

                  (i) any solid wastes, hazardous materials, hazardous wastes, hazardous substances, and toxic substances as those or similar terms are defined under any Environmental Laws;

                  (ii) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable;

                  (iii) any polychlorinated biphenyls ("PCBs"), or PCB-containing materials, or fluids;

                  (iv) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.

                  (c) PRIOR OWNERS. Except as set forth on Schedule 3.13, to the best knowledge of Seller and Parent, the representations and warranties set forth in Section 3.13(a) are true and correct with regard to the activities of owners of the Company and/or the Premises prior to May 21, 1992.

                  3.14. ABSENCE OF CERTAIN CHANGES, EVENTS OR CONDITIONS. Except as set forth in Schedule 3.14, and as otherwise contemplated by this Agreement, since October 31, 1995:

                  (a)      there has not been:

                  (i) any material adverse change in the business, assets, financial condition or prospects of the Company or any Subsidiary, or

                  (ii) any damage, destruction or loss (whether covered by insurance or not) adversely affecting the business, assets, financial condition or prospects of the Company or any Subsidiary; and

                  (b)      the Company or any Subsidiary has not:

                  (i) declared, set apart for the payment of, or paid any dividend or other distribution of assets (whether in cash, shares or property) with respect to the shares of the Company or the Subsidiary or any direct or indirect redemption, purchase or other acquisition of such shares;

                  (ii) except for customary increases based on merit, term of service or regular promotion of non-officer employees, increased the compensation payable or to become payable to any employee or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any collective bargaining, employment, consulting, severance or similar agreement;

                  (iii) borrowed any funds or incurred any liability or obligation (absolute, accrued, contingent or otherwise), except obligations incurred in the ordinary course of business;

                  (iv) paid, discharged or satisfied any claim, liability or obligation other than current liabilities or the current portions of long-term liabilities reflected in or shown on the Balance Sheet and current liabilities incurred in the ordinary course of business since the date of the Balance Sheet and set forth on Schedule 3.14;

                  (v) permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction or charge of any kind;

                  (vi) waived any material claims or rights to its business, assets or financial condition;

                  (vii) sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;

                  (viii) made any change in any method of accounting, or any material practice or principle of accounting;

                  (ix) paid, loaned or advanced any amount or asset to or sold, transferred or leased any asset to any employee except for normal compensation involving salary and benefits payable in the ordinary course of business;

                  (x) entered into any material commitment or transaction, other than in the ordinary course of business, affecting the operations of the Company or the Subsidiary;

                  (xi) entered into any agreement or arrangement, other than in the ordinary course of business granting any preferential right to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any such assets, property or rights;

                  (xii) except as set forth on Schedule 3.14 (b)(xii) made any capital expenditures, capital additions or capital improvements in excess of $5,000 per annum, other than in the ordinary course of business; or

                  (xiii) agreed in writing, or otherwise, to take any action described in this Section.

                  3.15. LITIGATION. Except as disclosed in Schedule 3.15, no litigation or other judicial, administrative, or investigative proceeding, at law or in equity or otherwise, is pending or, to the best knowledge of Seller and Parent, threatened before any court or governmental agency against or affecting Seller, the Company, the Subsidiaries, or their properties. Schedule
3.15 also identifies each products liability or similar claim brought or, to the knowledge of Seller, threatened against the Company or its Subsidiaries during the five (5) year period prior to the date hereof in connection with products sold or services rendered by the Company or its Subsidiaries.

                  3.16. RELATIONS WITH PRINCIPAL CUSTOMERS. No customer has cancelled any order or contract for services or products to be provided by the Company or its Subsidiaries, and there has been no other change or indication of a pending change communicated to the Company, the Subsidiaries or the Seller regarding orders or requirements of any customer for such products or services, which cancellation or change would have a material adverse effect on the businesses of the Company or its Subsidiaries.

                  3.17. RELATIONS WITH PRINCIPAL SUPPLIERS. No supplier has cancelled any contract or order for provision of, and there has been no threat by any supplier not to provide, any raw materials, supplies, or services (including utilities) to the Company or its Subsidiaries, the loss of which would have a material adverse effect on the businesses of the Company or the Subsidiaries.

                  3.18. CONSENTS, ETC. No consents or approvals of parties with whom the Company, the Subsidiaries or Seller have contractual relationships or have had such contractual relationships or by any governmental or administrative authorities (other than approval under the Hart-Scott-Rodeno Antitrust Improvement Act of 1976 (the "Antitrust Laws")) are required or will be required in order to permit the consummation of the transactions contemplated by this Agreement.

                  3.19.  NO LEGAL OBSTACLE TO AGREEMENT.

                  3.19.1. The execution, delivery, and performance of this Agreement, the consummation of any transactions herein referred to or contemplated, and the fulfillment of the terms hereof, do not and will not conflict with, or result in a breach or violation of, or constitute a default under the Governing Documents of the Company or the Subsidiaries or any applicable law or regulation or any judgment, order, or decree binding upon Seller, the Parent, the Company, or the Subsidiaries or upon the properties of the Seller, the Parent, the Company, or the Subsidiaries, or conflict with, or result in a breach or violation of, or constitute a default in the performance, observance, or fulfillment of any obligation, covenant, or condition contained in, or constitute, or, but for any requirement of notice or lapse of time or both, would constitute, an event of default by the Seller, the Parent, the Company, or the Subsidiaries under any applicable lease, mortgage, or other contractual obligation to which Seller, the Parent, the Company or the Subsidiaries are bound, or result in, or require, the creation or imposition of any lien, charge, or encumbrance upon the assets of the Company or the Subsidiaries.

                  3.19.2. No permit, license, franchise, or authorization of the Company or its Subsidiaries will be terminated or impaired by reason of the execution, delivery, and performance of this Agreement or the consummation of any transaction herein referred to or contemplated.

                  3.20.  PATENTS AND TRADE NAMES.

                  3.20.1. As to each patent, patent application, trade name, trademark, service mark, and copyright applied for by, registered, or licensed to or used by the Company or its Subsidiaries in their businesses, Schedule 3.20 contains a complete list thereof specifying (i) the date of first use, if known,
(ii) the jurisdiction(s) in which registered, (iii) the application or registration numbers and dates thereof, and (iv) the renewal status thereof. If any such patent, patent application, name, mark, or right was acquired by assignment, such assignment is likewise identified in Schedule 3.20. Complete and correct copies of each application for or registration of each such patent, trade name, trademark, service mark, and copyright, and each such assignment have been made available to Buyer prior to execution of this Agreement. There is no claim, infringement, or, to the knowledge of Seller, Parent, the Company, or the Subsidiaries any threat of claim or infringement which in any material way may derogate from or dilute the Company's or the Subsidiaries' rights in or to any one of the patents, patent applications, trade name, trademarks, services marks, or copyrights listed in
Schedule 3.20.

                  3.20.2.  With respect to all patents and patent
applications listed on Schedule 3.20:

                           (i) the Company or the Subsidiaries are the sole and exclusive owner of the improvement, invention, and letters patent;

                           (ii)      the listed patents and all rights
                                     appurtenant thereto are free  of
                                     any  and  all  liens,  claims,
                                     security interests, and other
                                     encumbrances of any nature or kind;
                                     and

                           (iii) no prior transfer, sale, or assignment has been made by the Company or the Subsidiaries of any part of a listed patent or any rights appurtenant thereto.

                  3.21. NO INFRINGEMENT. To the best knowledge of Seller and Parent, during the past five (5) years, the Company or the Subsidiaries have not infringed any patents, trademarks, service marks, or trade names registered to or used by the Company or the Subsidiaries in their businesses, nor has the Company or the Subsidiaries claimed any such infringement.

                  3.22. INVENTORIES; WORK IN PROGRESS; RAW MATERIALS AND CONSUMABLES. Except as set forth on Schedule 3.22, the inventories of the Company shown on the Balance Sheet (dated April 30, 1996) consist of items of a quality and quantity usable or salable in the normal course of business and the recorded value of all raw materials, finished products and component parts and work-in-progress are reflected and valued in accordance with the customary valuation policies of the Company utilized in the preparation of the Financial Statements of the Company.

                  3.23. ACCOUNTS RECEIVABLE. Except as set forth on Schedules
3.10 and 3.23, all accounts receivable of the Company which are reflected on the Balance Sheet or reflected on the books and records of the Company are (i) valid, existing and collectible without resort to legal proceedings or collection agencies, net of reserves established on the books and records of the Company, (ii) represent monies due for goods sold or services rendered in the ordinary course of business and (iii) are not subject to any defenses, rights of set-off, assignments, security interests or other encumbrances. Except as shown on Schedule 3.10, all such accounts receivable are current (not more than 60 days in age), and neither the Seller nor Parent is aware of any dispute regarding the collectability of any such accounts receivable.

                  3.24. INDEBTEDNESS TO AND FROM AFFILIATES AND OTHERS. Except as set forth in Schedule 3.24, the Company is not indebted to any affiliate, shareholder or employee of the Company (except for amounts due as normal salary, wages, commissions, or reimbursement of ordinary business expenses); and no affiliate, shareholder or employee of the Company is indebted to the Company. On the Closing Date as set forth herein, all inter Company indebtedness owed by the Company to the Seller, any affiliate or any shareholder shall be satisfied in full.

                  3.25. LABOR MATTERS. None of the employees of the Company is covered by a collective bargaining agreement, and no organization efforts with respect to any of the Company's employees are pending before a labor organization, or, to the best knowledge of Seller and Parent, threatened. No labor dispute, strike, work stoppage or slowdown, employee action, certification question or organization drive which has affected the Company, or any of its businesses or operations, has occurred or, currently is pending or, to the best knowledge of Seller and Parent, threatened. To the best knowledge of the Seller and Parent, except as set forth in Schedule 3.25, no officers or senior or key employees of the Company are planning to terminate their relationship with the Company.

                  3.26. ABSENCE OF UNTRUE OR MISLEADING STATEMENTS. No statement contained in any certificate, separate schedule, financial statement, exhibit or other document or instrument furnished or to be furnished by the Company or Seller or Parent pursuant to or in connection with this Agreement or in any exhibit hereto contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading or necessary to provide Buyer with the proper information with respect thereto. There is no fact known to the Seller, Parent or the Company which materially adversely affects, or might reasonably be expected to have a material adverse effect on, the business, assets, financial condition or prospects of the Company which has not been specifically set forth in this

Agreement or otherwise disclosed by the Seller, Parent or the Company to Buyer in writing.

                  3.27. ABSENCE OF ILLEGAL PAYMENTS. The Company has an unwritten policy against, and neither the Company, any Subsidiary or the Seller, nor, to the best knowledge of the Company, Seller or Parent, any officer, employee or agent of the Company or any Subsidiary, has used any corporate funds for direct or indirect unlawful payment to any governmental official or employee.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

                  4.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has full corporate power and authority to own all of its property and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in all jurisdictions where the ownership or leasing of property by it or conduct of its business requires it to be so qualified, including the State of Texas, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the results of operations or businesses of Buyer. Buyer has delivered to Seller complete and accurate copies of (i) its Certificate of Incorporation as amended to date, and (ii) By-Laws as amended to date (collectively its "Governing Documents").

                  4.2. AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by the

Buyer, and all corporate action necessary for the authorization and consummation of the transactions contemplated hereby has been taken.

                  4.3. VALID AND BINDING AGREEMENT. This Agreement has been validly executed and delivered by and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms.

                  4.4. NO LEGAL OBSTACLE TO AGREEMENT. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach or violation of, or constitute a default in the performance, observance, or fulfillment of any obligation, covenant, or condition contained in, or constitute, or, but for any requirement of notice or lapse of time or both, would constitute, an event or default by Buyer under any applicable contract, lease, mortgage, or other agreement to which Buyer is a party or by which it is bound.

                  4.5. NO LEGAL PROCEEDINGS. As of the date of this Agreement there is no suit, action, or other proceeding against Buyer pending or (to the best knowledge of Buyer) threatened before any court or governmental agency in which it is, or will be, sought to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement, or the transactions contemplated hereby.

                  4.6. SECURITIES ACT STATUS OF BUYER. Buyer is acquiring the stock for its own account for investment purposes and not with a view towards distribution. Buyer has such knowledge and experience in financial matters and is capable of evaluating the merits and risks of its investments in the Shares.

                  4.7. WARN ACT. Buyer has not advised or otherwise disclosed to Seller that Buyer has any plans to implement a plant closing or mass layoff, as defined by the Worker Adjustment Retraining and Notification Act, 29 U.S.C.
Section 2101 et seq. and regulations promulgated thereunder ("WARN Act"), either on the Closing Date or within sixty (60) days after the Closing Date. Buyer understands and agrees that it is solely responsible for providing any and all notices required under the WARN Act, and is solely liable and responsible for any and all back pay, benefits or other damages incurred by the Company as result of the WARN Act and the failure of the Company to comply therewith. Buyer further agrees to indemnify and hold Seller harmless from any and all judgments, damages, interest, costs, expenses, and reasonable attorneys' fees arising out of any action, claim or demand made against the Seller for any violation, or alleged violation, of the WARN Act.

                   ARTICLE V - COVENANTS OF SELLER AND PARENT

                  Seller and Parent covenant and agree as follows:

                  5.1. CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE CLOSING DATE.

                  (a) The business of the Company and each Subsidiary shall be operated only in the ordinary course of business and consistent with past practice, and, consistent with such operation, the Seller and the Company will use their best efforts to preserve intact the present organization of the Company and each Subsidiary, the goodwill associated with the business of the Company and each Subsidiary and the relationships of the Company and each Subsidiary with persons having relationships with it.

                  (b) No change shall be made in the Governing Documents of the Company or the Subsidiaries.

                  (c) No change shall be made in the number of shares of the Company or the Subsidiaries; nor shall any option, warrant, call, right, commitment, conversion right, right of first refusal, or agreement of any character be granted or made by the Company or the Subsidiaries relating to the authorized shares thereof; nor shall the Company or the Subsidiaries issue, grant or sell any securities or obligations convertible into shares of the Company or the Subsidiaries; nor shall the Company or the Subsidiaries declare, set aside for the payment of, or pay any dividend or distribution of assets (in cash, kind or otherwise) in respect of its share capital, nor repurchase or agree to repurchase any share of such share capital.

                  (d) Without prior notice to and approval by Buyer which approval shall not be unreasonably withheld, the Company and the Subsidiaries shall not settle any disputed tax claims in any material amount (including interest and penalties).

                  (e) The Company and the Subsidiaries shall duly comply in all material respects with all known laws applicable to it and all laws applicable to the transactions contemplated by this Agreement.

                  (f) Except in the ordinary course of business and consistent with past practice, the Company and the Subsidiaries shall not (i) incur any indebtedness in addition to any indebtedness outstanding on the date hereof or any renewals or extensions thereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual, firm or corporation, except for endorsement of checks for collection in the ordinary course of business; or (iii) make any loans, advances or capital contributions to, or investments in, any other individual, firm or corporation, except in connection with normal relocations, travel advances or other advances which in the aggregate are not material.

                  (g) The Company and the Subsidiaries shall not (i) except for customary increases based on merit, term of service or regular promotion of non-officer employees, increase the compensation payable or to become payable by the Company or the Subsidiaries to any officer or employee thereof, or increase any bonus, insurance, pension or other employee benefit plan, or increase any payment plan, payment or arrangement made to, for or with any employees, or (ii) except as set forth on Schedule 5.1(g) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or material consulting agreement with or for the benefit of any person or to amend any of such plans or any of such agreements in existence on the date hereof.

                  (h) The Company and the Subsidiaries shall not, except in the ordinary course of business, sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real, personal or mixed, tangible or intangible.

                  (i) The Company and the Subsidiaries shall not enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of products or services in the ordinary course of business, consistent with past practice and not in excess of current requirements.

                  (j) The Company and the Subsidiaries shall not make any single capital expenditure, capital addition or capital improvement, except in the ordinary course of business in an amount that shall not exceed $5,000 per annum in the aggregate.

                  (k) Neither the Seller nor the officers or directors of the Company or the Subsidiaries, shall approve, recommend or undertake, with the Company or the Subsidiaries as the surviving, disappearing or acquiring corporation, any merger, consolidation, acquisition of all or substantially all of the assets, or tender offer or other takeover transaction, or enter into any negotiations with, or furnish or cause to be furnished, any information concerning its business, properties or assets to, any person (other than Buyer) which the Company or any of such officers or directors knows to be interested in any such transaction.

                  (l) The Company shall not take or knowingly permit to be taken, any action or do, or knowingly permit to be done, anything in the conduct of the business of the Company or the Subsidiaries which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations contained herein to be or to become untrue.

                  (m) Without prior notice and approval by Buyer, which approval shall not be unreasonably withheld, the Company and the Subsidiaries shall not settle any claim, action or proceeding commenced after the date hereof.

                  (n) Except for wages or other employee benefits due to employees under existing arrangements, the Company and the Subsidiaries shall not declare or set aside payment for or make any dividend or other distribution whether in cash, stock or property (or any combination thereof) to the Seller or Parent.

                  (o) The Company and the Subsidiaries shall not make any loans or advances to any officer, director, employee, consultant, representative, salesman or agent of the Company or the Subsidiary involving more than $1,000 in the aggregate or make any other loan or advance otherwise than in the ordinary and usual course of business which exception shall include payment of advances and expense reports consistent with prior practices of the Company.

                  (p) Neither the Company nor the Subsidiaries shall change its accounting methods or practices, or change the depreciation or amortization policies or rates theretofore adopted by it.

                  (q) The Company and the Subsidiaries shall not pay or commit to pay any commission or other amount to any shareholder or any director or officer of the Company or the Subsidiary or any employee, consultant, representative, salesman or agent of the Company or the Subsidiary or any relative or affiliate of any of them, except in accordance with employment contracts or arrangements entered into in the ordinary and usual course of business.

                  (r) The Company and the Subsidiaries shall not make any unlawful payment to governmental or quasi-governmental officials or payments to customers or suppliers for the sharing of fees or rebating of charges or reciprocal practices.

                  5.2. INFORMATION. Seller shall cause the Company and its Subsidiaries to give to Buyer and its agents, attorneys, advisors, and representatives full and free access at all reasonable times to all of the properties, books, contracts, documents, and records of the Company or its Subsidiaries and shall furnish to Buyer such information with respect to the affairs of the Company or its Subsidiaries (including permitting Buyer's representatives to meet with Seller's officers and employees of the Company or the Subsidiaries and their attorneys and accountants to obtain information concerning the Company or the Subsidiaries which is in their possession) as Buyer may from time to time reasonably request.

                  5.3. NOTIFICATION. Seller and Parent shall promptly give Buyer, and Buyer shall promptly give Seller and Parent, as the case may be, written notice of the existence or occurrence of any condition of which such party may become aware which might make any representation herein then untrue or which might prevent the consummation of the transactions contemplated hereby. No disclosure made pursuant to this Section 5.3, however, shall be deemed to amend or supplement any schedule or provision to this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                  5.4. APPROVALS: CONDITIONS. Seller shall use its best efforts to obtain from third parties all necessary approvals of this Agreement and the consummation of the transactions contemplated hereby, and to cause the conditions to Closing set forth in Section 7 to be satisfied on or prior to the Closing Date.

                  5.5. COVENANT NOT TO COMPETE. On or prior to the Closing, each of the Seller and Parent shall execute and deliver to Buyer a non-compete agreement in substantially the form attached hereto as Exhibit A.

                 ARTICLE VI - CONDITIONS TO BUYER'S OBLIGATIONS

                  Unless waived in writing by Buyer, in its sole discretion, all obligations of Buyer under this Agreement are subject to the following conditions:

                  6.1. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each representation and warranty of Seller and Parent contained in this Agreement shall be true at and as of the Closing Date, shall be deemed made again at and as of such date and be true as so made again; Seller and Parent shall have performed each obligation and complied with each covenant required by this Agreement to be performed or complied with by it on or prior to the Closing; and Buyer shall have received from Seller and Parent a certificate or certificates in the form of Schedule 6.1, signed by it, by the

President of the Company and Parent and by the President of Houston and dated the Closing Date.

                  6.2. OPINION OF COUNSEL OF SELLER. Seller shall have delivered to Buyer the favorable opinion of Seller's counsel, Wegman, Hessler, Vanderburg & O'Toole, dated the Closing Date, as to the matters set forth on Schedule 6.2, in form and substance reasonably satisfactory to Buyer.

                  6.3.  NO ADVERSE PROCEEDINGS OR EVENTS.

                  (a) No material suit, action, or other proceeding against Seller, the Subsidiaries, or the Company or their officers or directors, shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby and which in the reasonable judgment of Buyer makes the consummation of the transactions contemplated by this Agreement inadvisable.

                  (b) Neither the Company nor the assets of the Company shall have been materially and adversely affected in any way by any act of God, fire, flood, war, labor disturbance, legislation (proposed or enacted) or other event or occurrence, and there shall have been no material adverse change in the financial condition of the Company.

                  6.4. CONSENTS, ETC. Seller shall have received and delivered to Buyer all consents and approvals necessary under this Agreement.

                  6.5. UPDATE OF DISCLOSURE SCHEDULES. Seller shall update each of the disclosure schedules attached hereto and delivered herewith as of the Closing Date, such that all items disclosed thereon will be true, correct, and complete as of the Closing Date.

                  6.6. HSR FILING. If applicable, the applicable waiting period with respect to the notification and report forms filed by the Buyer and the Seller as of the date hereof, pursuant to the Antitrust Laws shall have expired or been terminated.

                  6.7. RESIGNATIONS. The Company shall have received the written resignations of all directors and officers of the Company set forth on Schedule 6.7 effective as of Closing.

                  6.8. COVENANT NOT TO COMPETE. The Seller and Parent shall have executed and delivered a covenant not to compete agreement in substantially the form attached hereto as Exhibit A.

          ARTICLE VII - CONDITIONS TO SELLER'S AND PARENT'S OBLIGATIONS

                  Unless waived in writing by Seller and Parent, in their sole discretion, all obligations of Seller and Parent under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  7.1. REPRESENTATIONS, WARRANTIES, AND COVENANTS. Each representation and warranty of Buyer shall be true at and as of the Closing Date, shall be deemed made again at and as of such date and shall be true as so made again; Buyer shall have performed each obligation and complied with each covenant required by this Agreement to be performed or complied with by it on or prior to the Closing; and Seller and Parent shall have received from Buyer a certificate or certificates in the form of Schedule 7.1, signed by the President of Buyer and dated the Closing Date.

                  7.2. OPINION OF COUNSEL. Buyer shall have delivered to Seller the favorable opinion of its counsel, Vinson & Elkins, L.L.P., dated the Closing Date, as to the matters set forth on Schedule 7.2, in form and substance reasonably satisfactory to Seller.

                  7.3. NO ADVERSE PROCEEDINGS. No material suit, action, or other proceeding against the Buyer, or its officers or directors, shall be pending or threatened before any court of governmental agency seeking to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby and which in the reasonable judgment of Seller make the consummation of the transactions contemplated by this Agreement inadvisable.

                  7.4. CONSENTS, ETC. Buyer shall have received and delivered to Seller all consents and approvals necessary under this Agreement.

                  7.5. HSR FILING. If applicable, the applicable waiting period with respect to the notification and report forms filed by the Buyer and the Seller as of the date hereof, pursuant to the Antitrust Laws shall have expired or been terminated.

                  7.6. PAYMENT OF PURCHASE PRICE. Buyer shall have paid the consideration for the Shares to the Seller at the Closing as specified in
Section 1.2.

                                  ARTICLE VIII

                                   TAX MATTERS

                  8.1.  PREPARATION AND FILING OF TAX RETURNS.

                  8.1.1. Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller controlled group for all periods ending on or before or which include the Closing Date, all Tax Items of the Company and the Subsidiaries which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns ("Pre-Closing Taxable Periods").

                  8.1.2. With respect to each Tax Return that is required to be filed after the Closing Date for, by or with respect to the Company or any Subsidiary that includes any period ending after the Closing Date (other than the Tax Returns described in 8.1.1), Buyer shall cause such Tax Return to be prepared and filed and shall cause to be included in such Tax Return all Tax Items required to be included therein and shall timely pay all Taxes due with respect to the periods covered by such Tax Returns ("Post-Closing Taxable Periods).

                  8.2. Any Tax Return to be prepared pursuant to the provisions of this Article VIII shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law.

                  8.3.  ACCESS TO INFORMATION.

                  8.3.1 Upon reasonable notice, Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the pertinent information, books and records relating to the Company and the Subsidiaries within the possession of Seller or any affiliate of Seller (including workpapers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                  8.3.2 Upon reasonable notice, Buyer shall grant or cause the Company and the Subsidiaries to grant to Seller (or its designees) access at all reasonable times to all of the pertinent information, books and records relating to the Company and the Subsidiaries within the possession of Buyer, the Company or the Subsidiaries (including workpapers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                  8.3.3. Each of the parties hereto will preserve and retain all schedules, workpapers and other documents relating to any Tax Returns of or with respect to the Company or any Subsidiary or to any claims, audits or other proceedings affecting the Company or any Subsidiary until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

                  8.4. SELLER AND PARENT INDEMNIFICATIONS. Seller and Parent hereby agree to protect, defend, indemnify and hold harmless Buyer, the Company and the Subsidiaries from and against, and agree to pay, all Taxes imposed and all reasonable costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred (all herein referred to as "Tax Losses") as a result of:

                  8.4.1 A claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for:

                  (i) Any Taxes of the Company or any Subsidiary attributable to any period ending on or before the Closing Date;

                  (ii) Any Taxes of any corporation (other than the Company and the Subsidiaries) that is or was a member of the Seller controlled group or of any other affiliated group of corporations of which the Company or any Subsidiary was a member at any time on or prior to the Closing Date;

                  (iii) Any Taxes attributable to the transactions contemplated by this Agreement which are properly payable by Seller;

                  (iv) Any breach of any representation, warranty or obligation of Seller under Article VIII of this Agreement.

                  8.5. BUYER INDEMNIFICATIONS. Buyer agrees to protect, defend, indemnify and hold harmless Seller from and against, and agrees to pay, all Tax Losses incurred as a result of:

                  8.5.1 A claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of the Company or any Subsidiary attributable to any period ending after the Closing Date;

                  8.5.2. Any Taxes attributable to the transactions contemplated by this Agreement which are properly payable by Buyer; and

                  8.5.3. Any breach of any representation, warranty or obligation of Buyer under Article VIII of this Agreement.

                  8.6.  INDEMNIFICATION PROCEDURES.

                  8.6.1. If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of a party under this Agreement (referred to herein as the "Tax Indemnified Party"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "Tax Indemnifying Party"), in writing of such fact.

                  8.6.2. The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that (i) within 30 days after the notice described in Section 8.6.1 has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than twenty (20) days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (ii) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all reasonable costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and
(iii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 8.6.1, shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

                  8.6.3. Subject to the provisions of Section 8.6.2, the Tax Indemnified Party shall enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction, all as the Tax Indemnifying Party may request.

                  8.6.4. If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section 8.6.2(iii), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or reasonable legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items).

                  8.6.5. Promptly after a final determination the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Tax Losses to which the Tax Indemnified Party may become entitled by reason of the provisions of this Article VIII.

                  8.7.  DEFINITIONS

                  8.7.1. "Pre-Closing Taxable Period" means all or a portion of
(i) any taxable period up to and including the Closing Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Company or a Subsidiary arising on or before, or existing as of, the Closing Date.

                   8.7.2. "Post-Closing Taxable Period" means all or a portion of (i) any taxable period after the Closing Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Company or a Subsidiary arising after, or existing subsequent to, the Closing Date.

                  8.8. SURVIVAL. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax covered by Article VIII of this Agreement shall survive the Closing and shall not terminate until one day after the expiration of the statute of limitations (including extensions) applicable to such Tax.

                  8.9. CONFLICT. In the event of a conflict between the provisions of this Article VIII regarding tax matters and any other provisions of this Agreement, the provisions of this Article VIII shall control.

                  8.10. LIMITATION OF INDEMNIFICATION FOR PRE-MAY 21, 1992 TAXES. Notwithstanding anything to the contrary in Article VIII of this Agreement including but not limited to Sections 3.7 and 8.4, the amount of indemnification for Tax Losses incurred as a result of a claim, notice of deficiency, penalty or assessment by, or any obligation owing to, any taxing authority for any Taxes of the Company or any Subsidiary attributable to any taxable period prior to May 21, 1992 shall be limited to and shall not exceed the amount of the indemnification provided for pursuant to the terms and conditions of a certain Shareholder Indemnity Agreement and a certain Indemnity Escrow Agreement both dated May 21, 1992 (the "Escrow Agreements") (copies of which are attached hereto as Schedule 8.10). On the Closing Date, Seller agrees to assign to the Buyer all Seller's rights and interests in and to the Escrow Agreements pursuant to a written assignment, a copy of which is attached hereto as Schedule 8.10(b). Buyer acknowledges the terms and conditions of the Escrow Agreement.

                  SECTION 9.  TERMINATION AND CONFIDENTIALITY

                  9.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

                  9.1.1. By mutual agreement of Seller and Buyer, in which event there shall be no liability on the part of any of the parties or their respective officers or directors, except as otherwise set forth herein;

                  9.1.2. By Buyer if on the Closing Date any of the conditions specified in Sections 5.3 or 6 have not been met or fulfilled or waived by Buyer; or

                  9.1.3. By Seller if on the Closing Date any of the conditions specified in Section 7 have not been met or fulfilled or waived by Seller; or

                  9.1.4. By Seller if the Closing Date has not occurred by June 30, 1996;

                  9.1.5. By Buyer if the Closing Date has not occurred by August 31, 1996.

                  9.2. EFFECT OF TERMINATION. Upon termination of this Agreement based on the occurrence of one of the events set forth in
Section 9.1, except for the obligations set forth in Section 9.3 all further obligations of either party to the other under this Agreement shall terminate. Each party shall be responsible for payment of all expenses incurred by that party in connection with this Agreement.

                  9.3. CONFIDENTIALITY. (a) If for any reason the transactions contemplated by this Agreement are not consummated, each of the parties shall keep confidential any information obtained from the other party (unless in the public domain) and shall promptly return to the other party all schedules, documents, work papers, or other written information, without retaining copies thereof, previously furnished to or otherwise obtained by it as a result of this Agreement or in connection herewith.

                  (b) Prior to the execution of this Agreement, the parties acknowledge that the Seller will provide to the Buyer, on a limited basis, certain sensitive and highly confidential information of the Company relating to its business and operations. Set forth in Schedule 9.3(b)-1 is a list of the sensitive and highly confidential information which will be disclosed and made available on a limited basis to the Buyer by the Seller.

                  As a result of the disclosure by the Seller to the Buyer of the confidential information set forth in Schedule 9.3 (b)-1 hereof, the Buyer agrees to execute and enter into a certain and specific confidentiality agreement with the Seller, in the form set forth in Schedule 9.3(b)-2, which confidentiality agreement provides, among other provisions, specific protection and safeguards to the Company and the Seller, in the event that the Buyer breaches the terms and conditions of the confidentiality agreement. Such confidentiality agreement shall remain in force and effect for a period of the earlier of two years from the date of execution or the Closing Date.

                                    ARTICLE X

                                 INDEMNIFICATION

                  10.1. INDEMNIFICATION BY THE SELLER AND PARENT. Each of the Seller and Parent, jointly and severally, hereby covenant and agree to indemnify and hold harmless Buyer, any of its officers, directors, shareholders, employees, agents, affiliates and representatives, including the Company, and their respective successors and assigns (the "Indemnified Parties"), at all times from and after the Closing Date, against and in respect of the following:

                  (a) Any liability, loss, damage, or expense resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Seller or Parent set forth in this Agreement, or from any misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by the Seller or Parent hereunder, and any liability, loss, damage or expense of the Company which in any way relates to or arises out of the business, operations, ownership or assets of the Company prior to the Closing Date; provided, however, that the Indemnified Parties shall not be entitled to assert rights of indemnification under this Section 10.1 until the aggregate amount of all such liability, loss, damage or expense (including reasonable attorneys' fees and expenses) (collectively, "Buyer Indemnified Losses") exceeds $250,000 (it being understood that such Buyer Indemnified Losses shall accumulate until such time or times as the aggregate of all such Buyer Indemnified Losses exceeds $250,000, whereupon the Indemnified Parties shall be entitled to indemnification for any such Buyer Indemnified Losses for amount in excess of $250,000 (and not for any of the amount up to $250,000) and provided further that the maximum amount of Buyer Indemnified Losses is $2,500,000); (provided that indemnification for tax matters as set forth in Section 3.7 and Article VIII of this Agreement and indemnification for Pension Plan and the 401(k) Plan as set forth in Article XII of this Agreement shall not be subject to the $250,000 and $2,500,000 basket amounts above.

                  (b) If Buyer prevails on its claim for indemnification, all reasonable costs, attorneys' fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 10.1, including, without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of Buyer hereunder.

                  10.2. NOTICE AND DEFENSE. Buyer agrees to give prompt notice to the Seller and Parent of any action or proceeding to which it or any of the other Indemnified Parties believes they have a right to indemnification hereunder and failure to give such notice shall be a breach of this Section 10.2; provided, however, that the omission so to notify the Seller and Parent shall not release them from any liability which they may have to the Indemnified Parties if such breach does not materially impair the ability to defend the claim. If any such action or proceeding shall be brought against the Indemnified Parties, and the Seller and Parent shall be so notified, or otherwise shall learn of the commencement thereof, then the Seller or Parent, upon acknowledging in writing to Buyer their indemnification obligation hereunder, shall have the right to participate in, and, to the extent that they may wish, to assume the defense thereof, with counsel reasonably satisfactory to Buyer, which approval shall not be unreasonably withheld (as indicated in writing within five (5) days of the Seller or Parent's request for approval) and after notice of their election to assume the defense thereof, the Seller or Parent will not be liable to the Indemnified Parties for any further legal expenses incurred by the Indemnified Parties in connection with any such action or proceeding, other than (i) the reasonable costs of investigation or assistance required by the Seller or Parent or any party claiming against the Seller or Parent or the Indemnified Parties;
(ii) expenses reasonably incurred by the Indemnified Parties to comply with any order of any court, governmental agency or authority, legal discovery, or other law, statute, rule or regulation in connection with such claim; and (iii) expenses reasonably incurred by the Indemnified Parties as a result of, or arising from, the Seller or Parent's failure or refusal to defend such claim. The Indemnified Parties may participate actively, at their expense, after notice of assumption of defense has been given by the Seller or Parent, in any negotiations, lawsuits or other resolution of such claim. Buyer shall have the right to approve any out-of-court settlement if it would divest Buyer of any of the Shares or otherwise materially adversely affect the operations of the Company; provided that such approval shall not be unreasonably withheld.

                  10.3. CONTRIBUTION. In the event that Buyer obtains a recovery from the Seller or Parent pursuant to Section 10.1 following the Closing Date, the Seller or Parent shall have no right of contribution from, or other right of recovery against, the Company and the Seller or Parent covenants that they will not assert any such claim or right.

                  10.4.  INDEMNIFICATION BY BUYER.

                  (a) Buyer hereby covenants and agrees to indemnify and hold harmless the Seller and Parent from and after the Closing Date against and in respect of the following:

                  (i) any liability, loss, damage or expense resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by Buyer hereunder, any liability, loss, damage or expense of the Company which in any way relates to or arises out of the business, operations, ownership or assets of the Company after the Closing Date; provided, however, that the Seller and Parent shall not be entitled to assert any rights of indemnification under this Section 10.4 until the aggregate amount of all such liability, loss, damage or expense (including reasonable attorneys' fees and expenses) (the "Seller and Parent's Indemnified Losses") exceeds $250,000 (it being understood that such Seller and Parent's Indemnified Losses shall accumulate until such time or times as the aggregate of all such Seller and Parent's Indemnified Losses exceeds $250,000, whereupon the Seller and Parent shall be entitled to indemnification for any such Seller and Parent's Indemnified Losses, from amounts in excess of $250,000 (and not for any of the amount up to $250,000) and provided further that the maximum amount of Seller and Parent's Indemnified Losses is $2,500,000;

                  (ii) if Seller prevails on its claim for indemnification, all reasonable costs, attorneys' fees and expenses of any nature incident to any of the matters indemnified against pursuant to this Section 10.4, including, without limitation, all such costs and expenses incurred in the defense thereof or in the enforcement of any rights of the Seller and Parent hereunder.

                  (b) The Seller and Parent agree to give Buyer prompt notice of any action or proceeding to which the Seller and Parent believe they have a right of indemnification hereunder and failure to give such notice shall be a breach of this Section 10.4(b); provided, however, that the omission so to notify Buyer shall not release it from any liability which it may have to the Seller and Parent, if such breach does not materially impair the ability to defend the claim. If any such action or proceeding shall be brought against the Seller and Parent, and Buyer shall be so notified or otherwise shall learn of the commencement thereof, then Buyer, upon acknowledging in writing to the Seller and Parent its indemnification obligation hereunder, shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Seller and Parent, which approval shall not be unreasonably withheld (as indicated in writing within five
(5) days of Buyer's request for approval) and after notice of its election to assume the defense thereof, Buyer will not be liable to the Seller or Parent for any further legal expenses incurred by the Seller or Parent in connection with any such action or proceeding, other than (i) the reasonable costs of investigation or assistance required by Buyer or any party claiming against Buyer, its officers, directors, employees, agents, affiliates or representatives, the Company or the Seller or Parent; (ii) expenses reasonably incurred by the Seller or Parent to comply with any order of any court, governmental agency or authority, legal discovery, or other law, statute, rule or regulation in connection with such claim; and (iii) expenses reasonably incurred by the Seller or Parent as a result of, or arising from, Buyer's failure or refusal to defend such claim. The Seller and Parent may participate actively, at their expense, after notice of assumption of defense has been given by the Buyer in any negotiations, lawsuits or other resolution of such claim.

                  10.5. INDEMNIFICATION REPORTS. In addition to the above provisions regarding any individual claims, each six months commencing six months after the Date of Closing, Buyer and Seller shall use reasonable efforts to submit to each other written reports of the status of indemnification claims under this Article X and under Article VIII (Tax Matters). The report shall identify the claimant, the amount and nature of the claim and the status of the claim. The reports will be for informational purposes only and shall not have any legal or other binding effects. The reporting or failure to report any claim shall not adversely affect the rights of either party to pursue an indemnification claim as set forth in this Agreement.

                  11.  MISCELLANEOUS.

                  11.1. SURVIVAL. The representations and warranties and the applicable indemnification provisions related thereto and provided herein contained or made by the parties in this Agreement and in any other certificate or document delivered in connection herewith, shall survive the Closing for a period of two (2) years except that the provisions contained in Section 3.4 (Title) shall survive indefinitely, the provisions contained in Section 3.7 (Taxes) shall survive until one day after expiration of the relevant statute of limitations pertaining to claims regarding particular Taxes, time periods and/or filing of returns, whichever is later, and the provisions contained in Section 3.12 and
Article XII relating to Employee Benefits (other than the Pension Plan and 401(k) Plan) shall survive until six years after the Closing Date.

                  11.2. AMENDMENTS. Any amendment to this Agreement must be in writing and duly executed by an authorized representative of each of the parties hereto.

                  11.3. NOTICES. All notices, requests, demands, and other communications under or in connection with this Agreement shall be delivered to the following addresses:

         To Seller, Parent, the Company or Subsidiaries:
                  Valley City Steel Company
                  402 Ninth Avenue
                  P.O. Box 2037
                  Mansfield, Ohio  44905
                  Attn:  Robert L. Grissinger, President

         with a copy to:
                  Steven E. Pryatel, Esq.
                  Wegman, Hessler, Vanderburg & O'Toole
                  6100 Rockside Woods Blvd., Suite 345
                  Cleveland, Ohio  44131

         To Buyer:
                  Bettis Corporation
                  P.O. Box 508
                  Waller, Texas  77484
                  Attn:    Wilfred M. Krenek
                           Vice President and CFO

         with a copy to:
                  T. Mark Kelly
                  Vinson & Elkins, L.L.P.
                  2300 First City Tower
                  101 Fannin
                  Houston, Texas  77002-6760

                  All such notices, requests, demands, or communications shall be mailed postage prepaid, first class mail, or delivered personally, and shall be sufficient and effective when delivered to or received at the address so specified. Notice may be provided by facsimile if received with receipt acknowledged. Any party may change the address at which it is to receive notice by written notice to the other parties.

                  11.4. BROKERS' COMMISSION. The parties acknowledge, warrant, and represent that no Broker was involved in the consummation of this transaction, except Carleton, McCreary, Homes & Co. and Robert W. Baird and Co. Incorporated who acted as Seller's agents. Seller shall be responsible for any commission, fee, or claim arising as a result of the involvement of Carleton, McCreary, Holmes & Co. and/or Robert W. Baird and Co. Incorporated in this transaction. Buyer represents and warrants that it did not utilize the services of a broker with regard to the transaction contemplated in this Agreement. Each party hereto will indemnify and hold harmless each other party from any commission, fee, or claim of any person, firm, or corporation employed or retained or claiming to be employed or retained by the indemnifying party to bring about, or to represent it in, the transactions hereby.

                  11.5. GENERAL PROVISIONS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, but nothing herein, express or implied, is intended to or shall confer any rights, remedies, or benefits upon any person other than the parties hereto. This Agreement may not be assigned by any party hereto without the written consent of each other party.

                  11.6. ENTIRE AGREEMENT. This Agreement (including the exhibits hereto and the annexes, schedules, and other documents delivered pursuant hereto, which are a part hereof) is intended by the parties to, and does, constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties.

                  11.7.  APPLICABLE LAW AND JURISDICTION.
                           This Agreement shall be governed by and construed in
accordance with the laws of the State of Ohio, unless or only to the extent precluded by another law of mandatory application.

                  11.8. NO PARTY DEEMED DRAFTER. The parties agree that no party shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law or equity, such court shall not construe this Agreement or any provision hereof against a party as the drafter of the Agreement, the parties acknowledging that each of the parties hereto have contributed substantially and materially to the preparation hereof.

                  11.9. PUBLIC STATEMENTS. The parties hereto agree to consult with one another prior to issuing any public announcement or statement with respect to the transactions contemplated herein and agree that, except as required by law, they will not make any such public announcement to which the other may reasonably object.

                  11.10. FURTHER ACTIONS. Each party shall execute and deliver such other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

                  11.11. SEVERABILITY. Any provision of this Agreement or any instrument referred to herein which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and, to the extent permitted by law, any determination of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  11.12. TIME OF THE ESSENCE. Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.

                  11.13. HSR FILING AND FEES. The Buyer and Seller shall mutually cooperate with the preparation of appropriate filings with the Federal Trade Commission in connection with the Antitrust Laws including the Hart-Scott-Rodeno Antitrust Improvement Act of 1976, 15 USC Section 1311 et seq. and regulations promulgated thereunder. Buyer shall pay any filing fees due in connection therewith; provided, however, that Seller shall reimburse Buyer one-half of such fees if the Federal Trade Commission and/or the Department of Justice prevents and/or rules unfavorably on the transaction contemplated by this Agreement.

                  11.14. EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts, and each counterpart shall be considered as an original.

                     ARTICLE XII - EMPLOYEE BENEFIT MATTERS

                  12.1. EMPLOYEE MATTERS. Except as otherwise indicated in this Article XII, all capitalized terms used in this Article XII shall be as defined in Section 3.12 or as otherwise defined in this Agreement.

                  12.2.  EMPLOYMENT OF EMPLOYEES.

                  (a) ACTIVE EMPLOYEES. Set forth on Schedule 12.2(a) is a list of all active employees of the Company. As of the Closing Date, Buyer shall employ all active employees of the Company listed on Schedule 12.2. For purposes of the preceding sentences, "active employee" shall mean (i) all employees listed on Schedule 12.2 who are physically at work on the last work day prior to the Closing Date and (ii) employees who are not physically at work on such day solely because they are on employer-approved: sick leave, vacation leave, paid or unpaid time off, or leave under the Family and Medical Leave Act of 1993. (The persons listed on Schedule 12.2(a) who remain employees by the Company on the Closing Date shall hereinafter be referred to as the "Employees"). Notwithstanding the foregoing, Buyer expressly reserves the right to evaluate its work force needs and the work force needs of the Company and to terminate the employment of any Employee after the Closing Date subject to the WARN Act provisions previously set forth in this Agreement.

                  (b) DISABLED FORMER EMPLOYEES. Set forth on Schedule 12.2(b) is a list of former employees of the Company who are not physically at work because they have been determined to have a "permanent" disability and are receiving disability benefits. Buyer shall have no obligation or responsibility with regard to the former employees set forth on Schedule 12.2(b) other than processing life insurance information reports.

                  12.3.  BENEFITS.

                  (a) IN GENERAL. Effective as of the day prior to the Closing Date, except with respect to the Shafer Value Company 401(k) Plan (the "401(k) Plan"), the Shafer Valve Company Pension Plan and Trust (the "Pension Plan"), and the Martin Willmore arrangement ("Willmore Arrangement") which shall remain in full force and effect at the Company on the Closing Date, Parent shall cause the Company to terminate, or cease participation as an adopting entity of, as applicable, each Plan and Benefit Program or Agreement listed on Schedule 3.12(b) and Parent shall retain and/or assume all responsibility, obligation and liabilities for such action. Effective as of the Closing Date, Buyer shall cause each Employee to be provided with benefits on a basis substantially similar to Buyer's normal practice, including, but not limited to, other qualified and nonqualified retirement plans, welfare plans, and all other employee benefit arrangements and personnel policies and Buyer shall retain and/or assume all responsibility, obligation and liabilities for such action.

                  (b)  WELFARE PLANS.  Effective as of the Closing Date:
(i) Parent and/or Seller shall cause the Company to terminate, or cease participation as an adopting entity of, as applicable, each Plan that is a welfare plan (as such term is defined in section 3(1) of ERISA) and each Benefit Program or Agreement that is a disability welfare plan excluded as a payroll practice under 29 C.F.R. 2510.3-l(b) or a plan entitled to favorable tax treatment under the Code ("Prior Welfare Plans") and Parent shall retain and/or assume all responsibility, obligation and liabilities for such action, and (ii) Buyer as it deems appropriate shall cause or otherwise be responsible for each Employee to be covered by each of Buyer's or the Company's newly established welfare plans (as such term is defined in section 3(1) of ERISA) that provides medical, life, or disability benefits ("Buyer's Welfare Plans") and Buyer shall retain and/or assume all responsibility, obligation and liabilities for such action or inaction. Effective as of the Closing Date: (i) Prior Welfare Plans shall be liable for any and all claims for benefits by Employees for covered expenses incurred, or attributable to events that occurred, prior to the Closing Date; provided, however, Buyer shall also pay to Seller when invoiced by the Seller an amount equal to the group insurance runoff accrual on the books of the Company associated with such covered expenses as of the Closing Date and (ii) Buyer's Welfare Plans shall be liable for any and all claims for benefits by Employees for covered expenses incurred on or after the Closing Date, to the extent such expenses are attributable to events that occurred on or after the Closing Date.

                  (c)  NONQUALIFIED RETIREMENT AND DEFERRED COMPENSATION
PLANS. Except as set forth on Schedule 12.3(c), effective not later than the day prior to the Closing Date, Seller and/or Parent shall (i) cause the Company to terminate all Plans and Benefit Programs or Agreements that are deferred compensation or retirement plans, except for the Pension Plan, the 401(k) Plan, and the Willmore Arrangement ("Prior Retirement Plans") and (ii) cause the Company to make all contributions that are required to be made under all such Prior Retirement Plans to satisfy all liabilities under the Prior Retirement Plans as so terminated, with Parent to maintain all responsibility, obligation and liability for such action.

                  (d) VACATION, SICK LEAVE, AND PAID TIME OFF. Effective as of the Closing Date: (i) Parent and/or Seller shall cause the Company to terminate, or cease participation as an adopting entity of, as applicable, all vacation, paid time off, and sick leave programs ("Prior PTO Plans"), and Parent shall retain and/or assume all responsibility and liability for such action, and (ii) Buyer shall cause each Employee to be covered by any program of vacation, sick leave, and paid time off benefits maintained by Buyer or newly established by the Company ("Buyer's PTO Plans") and Buyer shall retain and/or assume all responsibility and liability for such action. Attached hereto as Schedule 12.3(d) is a list of all the accruals associated with Prior PTO Plans and Parent represents and warrants that said accruals are up to date and sufficient to cover any and all liabilities or obligations under said Prior PTO Plans.

                  (e) COBRA. Buyer shall cause to be provided to all active employees of the Company who are listed on Schedule 12.2(a)

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

and who do not become Employees after the Closing Date, and all persons listed on Schedule 12.3(e), sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of the Company, or Seller, and Buyer under the continuation of coverage provisions described in Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions under applicable state law.

                  12.4. INDEMNITY REGARDING 401(K) PLAN AND PENSION PLAN. Parent shall retain or assume and be liable for all past, present, and future obligations and liabilities of Parent, the Seller, the Company, and any commonly controlled entity arising out of any law or contract (i) with respect to the Pension Plan and the 401(k) Plan, and all associated trusts, contracts and documents and (ii) with respect to all employees and former employees of Parent, the Company, or any commonly controlled entity in connection with any event commencing, occurring, or failing to occur on or prior to the Closing Date. Parent agrees to indemnify Buyer and its affiliates, including the Company and the Subsidiaries and their directors, officers, and employees with respect to any loss, liability, assessment, withdrawal liability assessment, funding deficiency assessment, taxes, interest, penalties, judgments, employee benefit claims, and PBGC liability assessments (including any and all costs and fees related to proceedings establishing such loss, liability, assessment, withdrawal liability assessment, funding deficiency assessment, taxes, interest, penalties, judgments, employee benefit claims, or PBGC liability assessment) arising out of any law or contract, with respect to (i) the Pension Plan and the 401(k) Plan and (ii) each employee or former employee of Parent, Seller, the Company or any commonly controlled entity. The indemnity provided in this Section 12.4 shall survive this Agreement for a period of two (2) years after the date that the Company receives both (1) a favorable determination letter with respect to each of the 401(k) Plan and the Pension Plan covering the TRA 86 Amendments and (2) a determination letter by the Department of Labor, under its current audit of the Pension Plan that the Pension Plan is in compliance with ERISA.

                  Furthermore, the indemnity provided in this Section 12.4 shall be in addition to any other indemnities provided in this Agreement, and shall not be subject to any restrictions imposed in this Agreement upon any such other indemnities, including, but not limited to, any restrictions imposed by Section 8.10, Section 10.1 and Section 11.1.

                  IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

Signed and acknowledged                     SELLER:
in the presence of:

                                            VALLEY CITY STEEL COMPANY

                                            By: /S/ROBERT L. GRISSINGER
- ---------------------------------              ---------------------------------
                                                Robert L. Grissinger
                                                Treasurer

                                            And:
- ---------------------------------               --------------------------------


                                                --------------------------------

                                               PARENT:

                                               SHILOH INDUSTRIES, INC.

                                               By: /S/ROBERT L. GRISSINGER
- ---------------------------------              ---------------------------------
                                                   Robert L. Grissinger
                                                   President and Chief
                                                   Executive Officer

                                               And:
- ---------------------------------                  -----------------------------

                                                   -----------------------------



                                               SHILOH CORPORATION

                                               By: /S/ROBERT L. GRISSINGER
- ---------------------------------                  -----------------------------
                                                   Robert L. Grissinger
                                                   Executive Vice President
                                                   and Treasurer

                                               And:
- ---------------------------------                  -----------------------------

                                                   -----------------------------


                                               BUYER:

                                               BETTIS CORPORATION

                                               By: /S/WILFRED M. KRENEK
- ---------------------------------                  -----------------------------
                                                   Wilfred M. Krenek
                                                   Vice President and Chief
                                                   Financial Officer

                                               And:
- ---------------------------------                  -----------------------------

                                                   -----------------------------